As filed with the Securities and Exchange Commission on June 20, 2003

Registration No. 33-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

SURE TRACE SECURITY CORPORATION
(Exact name of Registrant as Specified in its Charter)

Utah	84-0959153
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

1530-9th Ave S.E.
Calgary, Alberta, Canada T2G 0T7
(Address of Principal Executive Offices) (Zip Code)

2003 SPECIAL STOCK OPTION AND STOCK AWARD PLAN
(Full Title of the Plan)

National Registered Agents, Inc.
878 W. Baxter Drive, S. Jordan, Utah 84095
(Name and Address of Agent for Service)

800-767-1553
(Telephone Number, Including Area Code, of Agent for Service)

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Share(1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee (1)
Common Stock, no par value per share	1,750,000	$0.04	$70,000	$6.44
Total	1,750,000	$0.04	$70,000	$6.44

(1) Pursuant to Rule 457(c), the proposed maximum offering price per share and the proposed maximum offering price have been calculated on the basis of the average bid and ask price for the Registrant's common stock as of May 16, 2003.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information*

Item 2. Registrant Information and Employee Plan Annual Information*

*Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933 (the "Securities Act"), and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents filed by Sure Trace Security Corporation ("Sure Trace" or the "Registrant") with the Securities and Exchange Commission (the "Commission") are hereby incorporated by reference in this Registration Statement:

    The audited consolidated financial statements of the Registrant contained in the Registrant's Annual Report on Form 10-KSB, for the period ending December 31, 2002, filed on April 23, 2003, by the Registrant (file no. 000-11424) under Section 13(a) or 15(d) of Securities Exchange Act of 1934 (the "Exchange Act").

In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), prior to the filing of a post-effective amendment indicating that all of the securities offered hereunder have been sold or de-registering all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extend that a statement contained herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

The consolidated financial statements of the Registrant as of December 31, 2002, have been incorporated by reference in this Registration Statement in reliance upon the report of Michael Johnson & Co., LLC, independent certified public accountants, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing. To the extend that Michael Johnson & Co., LLC, audits and reports on financial statements of the Registrant issued at future dates, and consent to the use of their report thereon, such financial statements also will be incorporated by reference in the Registration Statement in reliance upon their report and said authority.

Item 4. Description of Securities.

The Registrant's common stock is subject to the reporting requirements of the Securities Exchange Act of 1934. The Registrant's authorized capitalization is 500,000,000 shares of common stock, $0.001 par value, of which 35,381,349 shares of common stock are issued and outstanding as of March 31, 2003.

Holders of the Company's common stock are entitled to one vote per share on each matter submitted to vote at any meeting of shareholders. Shares of common stock do not carry cumulative voting rights and therefore, holders of a majority of the outstanding shares of common stock will be able to elect the entire board of directors and, if they do so, minority shareholders would not be able to elect any members to the board of directors. The Company's board of directors has authority, without action by the Company's shareholders, to issue all or any portion of the authorized but unissued shares of common stock, which would reduce the percentage ownership of the Company of its shareholders and which would dilute the book value of the common stock.

Shareholders of the Company have no preemptive rights to acquire additional shares of common stock. The common stock is not subject to redemption and carries no subscription or conversion rights. In the event of liquidation of the Company, the shares of common stock are entitled to share equally in corporate assets after the satisfaction of all liabilities. Holders of common stock are entitled to receive such dividends as the board of directors may from time to time declare out of funds legally available for the payment of dividends. During the last two fiscal years the Company has not paid cash dividends on its common stock and does not anticipate that it will pay cash dividends in the foreseeable future.

Item 5. Interests of Named Experts and Counsel

Inapplicable.

Item 6. Indemnification of Directors and Officers

We shall indemnify to the fullest extent permitted by, and in the manner permissible under the laws of the State of Utah, any person made, or threatened to be made, a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he is or was a director or officer, or served any other enterprise as director, officer or employee at our request. The Board of Directors, in its discretion, shall have the power on our behalf to indemnify any person, other than a director or officer, made a party to any action, suit or proceeding by reason of the fact that he/she is or was an employee.

Utah Code Section 16-10a-902 provides that Utah corporations may indemnify an individual made a party to a proceeding because he is or was a director, against liability incurred in the proceeding if the person's conduct was in good faith, was not opposed to the best interests of the corporation and in the case of any criminal proceeding, the person had no reasonable cause to believe his conduct was unlawful. The termination of a proceeding by judgment, order, settlement, conviction, or a plea of nolo contendere or its equivalent is not, of itself, determinative that the director did not meet the required standard of conduct. Indemnification is not available in a proceeding by the corporation in which the director is adjudged liable or, in connection with any other proceeding where the director derived an improper personal gain.

Further, in an action brought by us or in our right, if the person, after exhaustion of all appeals, is found to be liable to us, or if the person makes payment to us in settlement of the action, indemnification is available only to the extent a court of competent jurisdiction determines the person is fairly and reasonably entitled to indemnification. Such discretionary indemnification is available only as authorized on a case-by-case basis by: (1) the stockholders; (2) a majority of a quorum of the Board of Directors consisting of members of the Board who were not parties to the action, suit or proceeding; (3) if a majority of a quorum of the Board of Directors consisting of members of the board who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or (4) if a quorum of the Board of Directors consisting of members of the Board who were not parties to the action cannot be obtained, by independent legal counsel in a written opinion. To the extent that our director or officer is successful in defending against an action, suit or proceeding brought against that person as a result of their current or former status as an officer or director, we must indemnify the person against all expenses actually and reasonably incurred by the person in connection with their defense. Utah law also allows Utah corporations to advance expenses of officers and directors incurred in defending a civil or criminal action as they are incurred, upon receipt of an undertaking by or on behalf of the director or officer to repay such expenses if it is ultimately determined by a court of competent jurisdiction that such officer or director is not entitled to be indemnified by the corporation because such officer or director did not act in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation.

Our By-laws provide for the indemnification of its directors and officers to the maximum extent provided by law. It is the position of the SEC and certain state securities administrators that any attempt to limit the liability of persons controlling an issuer under the federal securities laws or state securities laws is contrary to public policy and therefore unenforceable.

The Registrant has not, as of this time, obtained any directors' and/or officers' insurance providing for indemnification of the Registrant's directors, officers and/or employees for certain liabilities, but it expects to do so in the future.

The Registrant has not entered into any indemnification agreements with any of its current or past directors or officers providing for indemnification under certain circumstances for acts and omissions which may not be covered by any directors' and officers' liability insurance.

Item 7. Exemption From Registration Claimed

Inapplicable.

Item 8. Exhibits
Exhibit Number	Description
5.1	Opinion of W. Scott Lawler, Esq.

23.1	Consent of W. Scott Lawler, Esq (included in Exhibit 5.1 to this Registration Statement

23.2	Consent of Michael Johnson & Co., LLC

24.	Powers of Attorney (included on page 6)

99.1	2003 Special Stock Option Plan

Item 9. Undertakings

  The undersigned Registrant hereby undertakes:

    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

      To include any prospectus required by Section 10(a)(3) of the Securities Act;

      To reflect in the prospectus any facts or event arising out of the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set for the in the Registration Statement;

      To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Seciton 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement; and

      That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defencse of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Calgary, Canada on the 16th day of May 2003.

SURE TRACE SECURITY CORPORATION
(Registrant)

/s/ Peter Leeuwerke
By: Peter Leeuwerke
Title: President

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that each person whose signature appears below each severally constitutes and appoints Peter Leeuwerke and W. Scott Lawler, Esq., as true and lawful attorneys-in-fact and agents, with full powers of substitution and re-substitution, for them in their name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as they might or could do in person, hereby ratifying and confirmation all which said attorneys-in-fact and agents, or their respective substitute or substitutes, may lawfully do, or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated, who constitute the entire board of directors.
Signature	Capacity	Date
/s/ Peter Leeuwerke Peter Leeuwerke	Chief Executive Officer and Member of the Board of Directors	May 16, 2003
/s/ Graham Entwistle Graham Entwistle	Member of the Board of Directors	May 16, 2003
/s/ Doug Rice Doug Rice	Member of the Board of Directors	May 16, 2003
/s/ Ryan Corley Ryan Corley	Member of the Board of Directors	May 16, 2003

EXHIBIT INDEX

Exhibit Number	Description
5.1	Opinion of W. Scott Lawler, Esq.

23.1	Consent of W. Scott Lawler, Esq (included in Exhibit 4.1 to this Registration Statement

23.2	Consent of Michael Johnson & Co., LLC

24.	Powers of Attorney (included on page 6)

99.1	2003 Special Stock Option Plan